EXHIBIT 99.1
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
EXECUTIVE OVERVIEW OF THE BUSINESS
     2007 was a year of recovery after a particularly challenging 2006. In 2007, we executed against a business strategy with three primary areas of focus. We made significant progress this year in increasing profitability as operating margin improved by 2.1 percentage points. We believe the current strategy provides the means for us to continue to grow profits and deliver strong returns to our shareholders. In 2008, we plan to continue to execute against this strategy with additional focus on revenue growth.
•	Price Realization
During the past several years, we experienced significant increases in the cost of commodity raw materials used in the production of our products including steel, copper, aluminum and zinc, as well as in certain purchased electronic components such as ballasts. As a result, multiple increases in the selling prices of our products were announced and implemented during this time period. We believe that all or substantially all of these cost increases were recovered in 2007 and we expect to maintain price and commodity cost parity in 2008. However, commodity costs and in particular energy prices, remain volatile and may not be fully offset with pricing increases.
•	Cost Containment
Global sourcing. We remain focused on expanding our global product and component sourcing and supplier cost reduction program. We continue to consolidate suppliers, utilize reverse auctions, and partner with vendors to shorten lead times, improve quality and delivery and reduce costs. Product and component purchases representing approximately 23% of total purchases are currently sourced from low cost countries.
Freight and Logistics. Transporting our products from suppliers, to warehouses, and ultimately to our customers, is a major cost to our Company. During 2007, we were able to reduce these costs and improve our service to customers. We also see opportunities to further reduce costs and increase the effectiveness of our freight and logistics processes including capacity utilization and network optimization in 2008.
•	Productivity
During 2007, we began to realize benefits associated with the SAP system implementation, including standardizing best practices in inventory management, production planning and scheduling to improve manufacturing throughput and reduce costs. In addition, value-engineering efforts through Kaizen events have also contributed to our productivity improvements. As a result, we experienced positive productivity related to manufacturing and logistics. In addition, cash flow from operations was at record levels in 2007 and more than double the previous year results. We plan to continue to further reduce lead times and improve service levels to our customers.
Working Capital Efficiency. Working capital efficiency is principally measured as the percentage of trade working capital (inventory plus accounts receivable, less accounts payable) divided by annual net sales. In 2007, trade working capital as a percentage of net sales improved to 19.8% compared to 22% in 2006 due primarily to improvements in inventory management. We will continue to focus on improving our working capital efficiency with a continued emphasis in the inventory area.
Transformation of business processes. We will continue our long-term initiative of applying lean process improvement techniques throughout the enterprise, with particular emphasis on reducing supply chain complexity to eliminate waste and improve efficiency and reliability.
•	Revenue Growth
Organic Growth. The Company demonstrated a strong pricing discipline in the marketplace throughout 2007 in an effort to recover higher commodity costs. The pricing emphasis was critical to our margin improvement in 2007, but did result in some loss of market share. In 2008, we will maintain pricing discipline but also will look to expand market share through a greater emphasis on new product introductions and better leverage of sales and marketing efforts across the organization.
Acquisitions. We spent a total in 2007 of $52.9 million on acquisitions and related costs. All 2007 acquisitions were in the Power segment. In January of 2008, we acquired a lighting business for approximately $100 million that will be added to our Electrical segment. These businesses are expected to add approximately $72 million in annual net sales. Our ability to finance substantial growth continues to be strong and we expect to pursue potential acquisitions that would enhance our core electrical component businesses.
OUTLOOK
     Our outlook for 2008 in key areas is as follows:
Markets and Sales
     We anticipate an overall lower rate of growth in 2008 compared to 2007 in most of our major end use markets. The residential market is expected to continue to decline significantly in 2008 due to the effects of tighter mortgage standards, the overall disrupted housing market and an oversupply of inventory. Non-residential construction is expected to slow with lower commercial construction activity partially offset by higher spending on industrial and institutional projects. Domestic utility markets are expected to increase in 2008 with most of the growth coming from transmission projects while distribution spending will expand in the low single digits due to downward pressure from weaker residential markets. We also do not anticipate any significant increase in demand for our power products in 2008 resulting from infrastructure changes in the utility industry. This outlook for our markets assumes no further shocks to the economy, in particular higher energy prices, which could dampen consumer spending and business investments. We expect overall growth in 2008 sales versus 2007 to be in a range of 4%-6%, excluding any effects of fluctuations in foreign currency exchange rates. The full year impact of acquisitions is expected to contribute 2%-3% of these amounts. Sales increases compared to 2007 are expected to be relatively balanced across our two segments. Within our Electrical segment, the acquisition of Kurt Versen in the first quarter of 2008 will essentially offset the continuing decline in the residential market in 2008. During 2007, we were focused on maintaining price in the market to offset commodity cost increases and in some cases gave up market share to do so. In 2008, we will continue to exercise pricing discipline but will also be focused on gaining market share through new product introductions. The impact of price increases should comprise approximately 1%-2% of the year-over-year sales growth.
Operating Results
     Full year 2008 operating profit margin is expected to increase approximately one percentage point compared to 2007. In 2008 we will continue to focus on the same objectives that resulted in an improved operating margin in 2007; price, productivity and cost, as well as a focus on revenue growth. We expect the pricing actions taken in 2007 as well as additional planned increases in 2008 will offset higher levels of raw material commodity costs and higher energy related costs. However, commodity and energy costs, particularly oil, are expected to remain volatile and further increases in these costs in 2008 may not be fully offset with price increases. In addition, productivity efforts including expansion of global product sourcing initiatives, improved factory productivity and lean process improvement projects are expected to benefit operating margins.
Taxation
     We estimate the effective tax rate in 2008 will be approximately 30.5% compared with 26.7% reported in 2007. The 2007 effective tax rate included a favorable tax benefit of 1.9 percentage points as a result of the finalization of an IRS examination of the Company’s 2004 and 2005 tax returns. The additional increase in 2008 is due to an anticipated higher level of U.S. taxable income and the expiration of the research and development (“R&D”) tax credit in 2007.
Earnings Per Share
     Overall, earnings per diluted share is expected to be in the range of $3.70-$3.90.
Cash Flow
     We expect to increase working capital efficiency in 2008 primarily as a result of improvements in days supply of inventory. Capital spending in 2008 is expected to be approximately $60-$70 million. We expect the combination of share repurchases and or acquisitions in 2008 to approximate $200-$300 million. Total repurchases may vary depending upon the level of other investing activities. Free cash flow (defined as cash flow from operations less capital spending) in 2008 is expected to approximate net income.

Growth
     Our growth strategy contemplates acquisitions in our core businesses. The rate and extent to which appropriate acquisition opportunities become available, acquired companies are integrated and anticipated cost savings are achieved can affect our future results. We anticipate investing in 2008 in acquisitions at a higher level than 2007, as evidenced by the $100 million dollar acquisition of a lighting business in January 2008. However, actual spending may vary depending upon the timing and availability of appropriate acquisition opportunities.
RESULTS OF OPERATIONS
     Our operations are classified into two segments: Electrical and Power. For a complete description of the Company’s segments, see Part I, Item 1. of the 2007 Annual Report on Form 10-K. Within these segments, Hubbell primarily serves customers in the commercial and residential construction, industrial, utility, and telecommunications industries.
     The table below approximates percentages of our total 2007 net sales generated by the markets indicated.
Hubbell’s Served Markets

					Telecommunications/
Segment	Commercial	Residential	Industrial	Utility	Other	Total
Electrical	51%	14%	24%	4%	7%	100%
Power	9%	3%	5%	78%	5%	100%
Hubbell Consolidated	40%	11%	19%	23%	7%	100%
     In 2007, our served markets have remained relatively consistent with the prior year, except for the contraction of the residential market. Overall, we experienced growth in sales due to the contributions of higher selling prices and acquisitions. Principal markets affecting the Electrical segment were mixed as a strong worldwide oil and gas market, increased demand for high voltage instrumentation and specialty communication products and a modest improvement in commercial construction and industrial markets more than offset the contraction in the residential market. Market conditions in the Power segment were mixed. Utility spending increased in 2007, however, the growth was concentrated in transmission projects. The majority of our utility products relate to distribution spending, which was flat in 2007 due in part to pressure from weaker residential markets.
Summary of Consolidated Results (in millions, except per share data)

	For the Year Ending December 31,
		% of Net		% of Net		% of Net
	2007	Sales	2006	Sales	2005	Sales
Net sales	$2,533.9		$2,414.3		$2,104.9
Cost of goods sold	1,798.1		1,757.5		1,509.9

Gross profit	735.8	29.0%	656.8	27.2%	595.0	28.3%
Selling & administrative expenses	436.4	17.2%	415.6	17.2%	357.9	17.0%
Special charges, net	—	—	7.3	0.3%	10.3	0.5%

Operating income	299.4	11.8%	233.9	9.7%	226.8	10.8%

Earnings per share — diluted	$3.50		$2.59		$2.67

2007 Compared to 2006
Net Sales
     Consolidated net sales for the year ended December 31, 2007 were $2.5 billion, an increase of 5% over the year ended December 31, 2006. The majority of the year-over-year increase is due to higher selling prices and several acquisitions, partially offset by lower residential product sales. We estimate that selling price increases and the impact of acquisitions accounted for approximately four percentage points and two percentage points, respectively, of the year-over-year increase in sales. Refer to the table above under “Hubbell’s Served Markets” for further details on how the underlying market demand can impact each segment’s revenues. Also refer to “Segment Results” within this Management’s Discussion and Analysis for more detailed information on performance by segment.

Gross Profit
     The consolidated gross profit margin for 2007 increased to 29.0% compared to 27.2% in 2006. The increase was primarily due to selling price increases and productivity improvements, including lower freight and logistics costs and lower product costs from strategic sourcing initiatives. These improvements in 2007 compared to 2006 were partially offset by the negative impact of an unfavorable product sales mix due to lower sales of higher margin residential products.
Selling & Administrative Expenses
     Selling and administrative (“S&A”) expenses increased 5% compared to 2006. The increase is primarily due to S&A expenses of acquisitions and higher selling costs associated with increased sales. As a percentage of sales, S&A expenses in 2007 of 17.2% were unchanged from the comparable period of 2006. Numerous cost containment initiatives; primarily advertising, and lower spending on the enterprise wide systems implementation of SAP were offset by expenses for certain strategic initiatives related to reorganizing operations, including office moves, severance costs associated with reductions in workforce and costs incurred to support new products sales.
Special Charges
     Operating results in 2006 include pretax special charges related to our Lighting Business Integration and Rationalization Program (the “Program” or “Lighting Program”). The Lighting Program was approved following our acquisition of LCA in April 2002 and was undertaken to integrate and rationalize the combined lighting operations. This Program was substantially completed by the end of 2006. Any remaining costs in 2007 are being reflected in S&A expense or Cost of goods sold in the Consolidated Statement of Income. At the end of 2006, one of the remaining actions within the Lighting Program was the completion of construction of a new lighting headquarters. The construction was completed in the early part of 2007. Cash capital expenditures of $13 million related to the headquarters are reflected in the 2007 Consolidated Statement of Cash Flow. See separate discussion of the 2006 and 2005 Special Charges under “2006 Compared to 2005” within this Management’s Discussion and Analysis.
Operating Income
     Operating income increased 28% primarily due to higher sales and gross profit partially offset by increased selling and administration costs. Operating margins of 11.8% in 2007 increased compared to 9.7% in 2006 as a result of increased sales and higher gross profit margins.
Other Income/Expense
     Interest expense was $17.6 million in 2007 compared to $15.4 million in 2006. The increase was due to higher average outstanding commercial paper borrowings in 2007 compared to 2006. Investment income decreased in 2007 versus 2006 due to lower average investment balances due to the funding of two acquisitions in 2006 and one in 2007 as well as a higher amount of share repurchases. Other expense, net in 2007 decreased $2.1 million versus 2006 primarily due to net foreign currency transaction gains in 2007 compared to net foreign currency losses in 2006.
Income Taxes
     Our effective tax rate was 26.7% in 2007 compared to 28.6% in 2006. In 2007, a favorable tax settlement was recognized in connection with the closing of an IRS examination of the Company’s 2004 and 2005 tax returns and this benefit reduced the effective tax rate by 1.9 percentage points in 2007. Additional information related to our effective tax rate is included in Note 13 — Income Taxes in the Notes to Consolidated Financial Statements.
Net Income and Earnings Per Share
     Net income and diluted earnings per share in 2007 increased 31.8% and 35.1%, respectively, versus 2006 as a result of higher sales and gross profit, a lower tax rate and fewer diluted shares outstanding.

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Segment Results
Electrical Segment

	2007	2006
	(In millions)
Net Sales	$1,897.3	$1,840.6
Operating Income	$202.1	$158.1
Operating Margin	10.7%	8.6%
     Net sales in the Electrical segment increased by 3% in 2007 versus the prior year due to higher sales of electrical and wiring products and selling price increases partially offset by lower sales of residential lighting fixtures. Overall for the segment, higher selling prices increased net sales by approximately three percentage points versus 2006. Within the segment, sales of electrical products increased by approximately 14% in 2007 versus the comparable period of 2006 due to strong demand for harsh and hazardous products, selling price increases and the impact of the Austdac Pty Ltd. acquisition in November 2006. Wiring products experienced 6% higher sales in 2007 versus 2006 principally due to increased new product sales and higher selling prices. Sales of residential lighting fixture products were lower in 2007 by approximately 22% versus the prior year as a result of a decline in the U.S. residential construction market.
     Operating income and operating margin in the segment improved in 2007 versus the prior year primarily due to selling price increases, productivity gains and lower costs, including employee benefits and SAP implementation cost reductions. We estimate that selling price increases exceeded commodity cost increases by nearly two percentage points in 2007 compared to 2006. In addition, productivity improvements including lower freight and logistics costs, strategic sourcing initiatives and completed actions within our Lighting Program benefited results in 2007. These improvements were partially offset by overall lower unit volume, specifically lower shipments of higher margin residential lighting fixture products and costs associated with a product quality issue within our wiring business.
Power Segment

	2007	2006
	(In millions)
Net Sales	$636.6	$573.7
Operating Income	$97.3	$75.8
Operating Margin	15.3%	13.2%
     Power segment net sales increased 11% in 2007 versus the prior year due to the impact of acquisitions and selling price increases. The acquisition of Hubbell Lenoir City, Inc. completed in the second quarter of 2006 as well as PCORE in the fourth quarter of 2007 accounted for approximately two-thirds of the sales increase in 2007 compared to the same period in 2006. Price increases were implemented across most product lines throughout 2006 and into 2007 where costs have risen due to increased metal and energy costs. We estimate that price increases accounted for approximately five percentage points of the year-over-year sales increase. Operating income and margins increased in 2007 versus 2006 as a result of acquisitions, selling price increases and productivity improvements including strategic sourcing, factory efficiencies and lean programs. The Hubbell Lenoir City, Inc. and PCORE acquisitions contributed approximately one-quarter of the operating income increase in 2007 versus the prior year. In addition, increased sales of higher margin new products and favorable product mix also contributed to the increase in operating margins in 2007 versus 2006.
2006 Compared to 2005
Net Sales
     Consolidated net sales for the year ended December 31, 2006 were $2.4 billion, an increase of 15% over the year ended December 31, 2005 with all segments contributing to the increase.
     The majority of the year-over-year increase was due to strong end user demand as a result of improved economic conditions in most of our served markets, contributions from current and prior year acquisitions and higher selling prices. The impact of acquisitions accounted for approximately four percentage points of the sales increase in 2006 compared to 2005. We estimated that selling price increases accounted for approximately two percentage points of the year-over-year increase in sales. Also refer to “Segment Results” within this Management’s Discussion and Analysis for more detailed information on performance by segment.

Gross Profit
     The consolidated gross profit margin for 2006 decreased to 27.2% compared to 28.3% in 2005. Production and delivery inefficiencies were experienced in certain businesses within both segments compared to the prior year. Further, higher year-over-year costs throughout each segment in the areas of commodity raw materials negatively impacted gross profit margins by approximately two and one half percentage points. These items were partially offset by increased sales volume in 2006 compared to 2005, selling price increases, lower product costs from strategic sourcing initiatives and completed actions within our Lighting Program.
     In total, we estimated that price increases of approximately 2% of net sales were realized to offset higher raw material and transportation cost increases of approximately 2.5% of sales, resulting in net unrecovered cost increases of approximately $15 million. Higher costs of certain raw materials, primarily copper, aluminum, zinc and nickel, were major challenges in 2006 as they occurred across each of our businesses. These increases required us to increase selling prices which were often not fully realized or required up to 90-120 days to become effective and begin to offset the higher costs, which in many cases were immediate.
Selling & Administrative Expenses
     S&A expenses increased 16% in 2006 compared to 2005 primarily due to higher selling and commission expenses associated with increased sales, stock-based compensation and expenses associated with new product launches. As a percentage of sales, S&A expenses increased to 17.2% in 2006 compared to 17.0% in 2005. The increase was primarily due to higher expenses associated with stock-based compensation which increased S&A as a percentage of sales by approximately one-half of one percentage point.
Special Charges
     Full year operating results in 2006 and 2005 include pretax special charges related to (1) the Lighting Program and (2) other capacity reduction actions, all within the Electrical segment.
     The following table summarizes activity by year with respect to special charges for the years ending December 31, 2006 and 2005 (in millions):

	CATEGORY OF COSTS
		Facility Exit
	Severance and	and	Asset	Inventory
Year/Program	Other Benefit Costs	Integration	Impairments	Write-Downs*	Total
2006
Lighting integration	$2.8	$1.6	$2.9	$0.2	$7.5

2005
Lighting integration	$5.7	$2.7	$1.2	$0.4	$10.0
Other capacity reduction	—	0.6	—	0.3	0.9

	$5.7	$3.3	$1.2	$0.7	$10.9

*	Included in Cost of goods sold
The Lighting Program
     The integration and rationalization of our lighting operations was a multi-year initiative that began in 2002 and was substantially completed in 2006. Individual projects within the Program consisted of factory, office and warehouse closures, personnel realignments, and costs to streamline and combine product offerings. From the start of the Program in 2002 through December 31, 2006, amounts expensed totaled approximately $54 million and amounts capitalized have been approximately $44 million. Capital expenditures were primarily related to the construction of a new lighting headquarters. Program costs related to severance, asset impairments, and facility closures in conjunction with exit activities were generally reflected as Special charges, net within the Consolidated Statement of Income. Inventory write-downs related to exit activities were recorded as a component of Cost of goods sold. Other costs associated with the Program were recorded as Cost of goods sold or S&A expenses depending on the nature of the cost. State and local incentives consisting primarily of property tax credits, job credits and site development funds were available in various forms, and are expected to offset portions of both the cost of construction and future operating costs of the lighting headquarters facility.

     The Program was comprised of three phases. Program expenses by phase, including special charges and other expense costs, are as follows:

	Phase I	Phase II	Phase III	Total
2002	$10.3	$—	$—	$10.3
2003	8.1	—	—	8.1
2004	5.5	6.2	—	11.7
2005	2.2	11.3	1.3	14.8
2006	0.2	4.0	5.0	9.2

	$26.3	$21.5	$6.3	$54.1
     Phase I of the Program began in 2002 soon after the LCA acquisition was completed and consisted of many individually identified actions. Phase I activities were focused on integrating the acquired operations with Hubbell’s legacy lighting operations. In accordance with applicable accounting rules, amounts were expensed either as actions were approved and announced or as costs were incurred. Reorganization actions primarily consisted of factory closures, warehouse consolidations and workforce realignment. These actions were completed as of December 31, 2006.
     Phase II of the Program began in 2004. Many of the actions contemplated were similar to actions completed or underway from Phase I. However, these actions were increasingly focused on rationalizing the combined businesses. In the second quarter of 2004, a commercial products plant closure was announced and charges were recorded, primarily for asset impairments. In the third quarter of 2004, we announced two actions: (1) consolidation of selling, administrative and engineering support functions within the commercial lighting businesses, and (2) the selection of Greenville, South Carolina as the site for a new lighting headquarters facility to be constructed. In addition, in the 2004 fourth quarter, a further move of commercial lighting manufacturing to Mexico was approved.
     In 2005, we announced the final Phase II action consisting of the consolidation and closure of a commercial lighting leased office complex. No new Phase II actions were taken in 2006. In total, Phase II costs expensed in 2006 totaled $4.0 million consisting primarily of severance and facility integration in connection with the commercial products move to Mexico. Through December 31, 2006, $21.5 million of total expenses have been recorded for plant consolidations and the consolidation of support functions related to Phase II actions. Approximately 80% of the total amount expensed has been associated with cash outlays. The new headquarters facility represented the largest remaining capital cost.
     In the fourth quarter of 2005, the first Phase III action was approved related to the consolidation and relocation of administrative and engineering functions of a commercial lighting facility to South Carolina. In connection with this approval, we recorded a non-cash pension curtailment charge of approximately $1.3 million. Approximately 85 employees were affected by this action. In 2006, $5.0 million of Phase III costs were expensed. During the fourth quarter of 2006, the closure of a commercial products factory in Cincinnati, Ohio was announced and charges of $3.0 million were recorded related to asset impairments and a portion of the severance and benefits costs expected to be incurred. In addition, $2.0 million was recorded primarily related to severance costs associated with the office closure.
Other Capacity Reduction Actions
     In 2004, we announced the closure of a 92,000 square foot wiring device factory in Puerto Rico. As a result, $7.2 million in special charges were recorded in 2004 in the Electrical segment. During 2005, the factory closed and substantially all employees left the Company. In the second quarter of 2005, we recorded an additional $0.9 million of special charges associated with this closure, of which $0.3 million related to inventory write-downs and $0.6 million related to additional facility exit costs. Annual pretax savings from these actions were approximately $4 million in 2006, with the entire amount benefiting Cost of goods sold in the Electrical segment. Net benefits actually realized in the segment were minimized as a result of cost increases and other competitive pressures.
     Additional information with respect to special charges is included in Note 2 — Special Charges included in the Notes to Consolidated Financial Statements.
Operating Income
     Operating income increased $7.1 million, or 3% in 2006 compared to 2005 as a result of higher sales levels and $3.4 million of lower pretax special charges (including amounts charged to Cost of goods sold). Operating margins of 9.7% in 2006 declined compared to 10.8% in 2005 as a result of lower gross profit margins and higher S&A expenses as a percentage of sales.

Other Income/Expense
     In 2006, investment income decreased $4.4 million versus 2005 due to lower average investment balances as a result of funding acquisitions in 2005 and 2006, as well as funding higher working capital. Interest expense decreased $3.9 million in 2006 compared to 2005 due to a lower level of fixed rate indebtedness in 2006 compared to 2005. In October 2005, we repaid $100 million of senior notes upon maturity. Other expense, net in 2006 was $2.1 million of expense compared to $1.3 million of expense in 2005 primarily due to higher net foreign currency transaction losses.
Income Taxes
     Our effective tax rate was 28.6% in 2006 compared to 23.5% in 2005. The 2005 consolidated effective tax rate reflected the impact of tax benefits of $10.8 million recorded in connection with the closing of an IRS examination of the Company’s 2002 and 2003 tax returns. This benefit reduced the statutory tax rate by 5.1 percentage points in 2005. Adjusting for the IRS audit settlement in 2005, the effective tax rate in 2006 was consistent with the prior year.
Net Income and Earnings Per Share
     Net income and earnings per diluted share in 2006 declined versus 2005 as a result of lower operating profit, higher income taxes and unfavorable other income/expense, partially offset by lower special charges.
Segment Results
Electrical Segment

	2006	2005
	(In millions)
Net Sales	$1,840.6	$1,649.3
Operating Income	$158.1	$162.6
Operating Margin	8.6%	9.9%
     Electrical segment net sales increased 12% in 2006 versus 2005 primarily as a result of improved underlying demand in the commercial and industrial construction markets and higher selling prices. Each of the businesses within the segment — wiring products, electrical products and lighting products experienced year-over-year increases. Higher selling prices were implemented and have been realized in most of the businesses within the segment in an effort to recover cost increases, primarily related to higher commodity raw material and freight costs.
     Sales of lighting fixtures increased slightly below the overall segment percentage with the majority of the growth from our commercial and industrial (“C&I”) application products and more modest growth in residential products. The C&I lighting businesses increased due to higher levels of commercial construction throughout the U.S. generating increases in lighting fixture project sales. An industry-wide price increase within C&I lighting in June 2006 resulted in a spike in order input in the second quarter of the year and, consequently, strong year-over-year shipments in the second and third quarters. Sales of residential lighting fixture products were up modestly in 2006 versus 2005, consistent with underlying residential markets, as a majority of first half sales increases year-over-year were offset by second half declines.
     Wiring products sales increased year-over-year by more than 10% due to higher demand in both industrial and commercial markets. Electrical product sales increased by approximately 20% as a result of strong demand for harsh and hazardous products, higher selling prices and the impact of 2005 and 2006 acquisitions. Sales of harsh and hazardous products increased year-over-year primarily due to higher oil and gas project shipments related to strong market conditions worldwide.
     Operating margin in the segment was lower in 2006 versus 2005 due to production and delivery inefficiencies in certain lighting facilities affected by restructuring actions and the SAP system implementation, which was partially offset by higher sales volume. In addition, higher commodity raw material in excess of selling price increases negatively affected the segment’s operating margin by approximately one percentage point. Savings from completed actions associated with the lighting Program together with lower special charges in 2006 compared with 2005 were also more than offset by higher S&A costs, including SAP related costs, and a non-recurring $4.9 million prior year gain on sale of a building.

Power Segment

	2006	2005
	(In millions)
Net Sales	$573.7	$455.6
Operating Income	$75.8	$68.8
Operating Margin	13.2%	15.1%
     Power segment net sales increased 26% in 2006 versus the prior year due to the impact of acquisitions and higher levels of utility spending facilitated by higher levels of economic activity in the U.S. and selling price increases. The acquisition of Fabrica de Pecas Electricas Delmar Ltda. (“Delmar”) in the third quarter of 2005 as well as the Hubbell Lenoir City, Inc. acquisition completed in the second quarter of 2006 accounted for approximately one half of the sales increase in 2006 compared to 2005. Price increases were implemented across most product lines throughout 2005 and into 2006 where costs have risen due to increased metal and energy costs. We estimated that price increases accounted for approximately 4 percentage points of the year-over-year sales increase. Operating margins decreased in 2006 versus 2005, despite an approximate two percentage point improvement from higher sales, as a result of commodity cost increases in excess of selling price increases, factory inefficiencies, higher SAP related costs and increased transportation costs. The commodity cost increases, primarily steel, aluminum, copper and zinc, outpaced our actions to increase selling prices. We estimate that the negative impact in 2006 of cost increases in excess of pricing actions resulted in a reduction of operating margin of approximately two percentage points for this segment. In addition, the segment experienced factory inefficiencies due in part to the disruption caused by the system implementation.
LIQUIDITY AND CAPITAL RESOURCES
Cash Flow

	December 31,
	2007	2006	2005
	(In millions)
Net cash provided by (used in):
Operating activities	$335.2	$139.9	$184.1
Investing activities	(105.7)	(66.7)	(30.4)
Financing activities	(200.4)	(139.6)	(182.1)
Foreign exchange effect on cash	3.1	1.1	(0.9)

Net change in cash and cash equivalents	$32.2	$(65.3)	$(29.3)

2007 Compared to 2006
     Cash provided by operating activities in 2007 was $195.3 million higher than cash provided by operating activities in 2006 as a result of an increased focus in 2007 on working capital, specifically inventory and improved profitability. Inventory decreased $24.2 million in 2007 compared to a build of inventory of $86.3 million in 2006 primarily attributable to a better utilization of the SAP system, including standardizing best practices in inventory management, production planning and scheduling. Accounts receivable balances decreased by $27.8 million in 2007 compared to an increase of $30.7 million in 2006 due to improved collection efforts related in part to better utilization of the SAP system. Current liability balances in 2007 were higher than in 2006 primarily as a result of an increase in deferred revenue in 2007 due to cash received in advance primarily related to the high voltage business and higher employee related compensation. However, contributions to defined benefit pension plans resulted in an increased use of cash of $20.7 million in 2007 compared to 2006.
     Cash flows from investing activities used an additional $39 million of cash in 2007 compared to 2006. Purchases and maturities/sales of investments used net cash of $2.6 million in 2007 compared to $163.8 million of net cash proceeds in 2006. Investing activities include capital expenditures of $55.9 million in 2007 compared to $86.8 million in 2006. The $30.9 million decrease is primarily the result of completion of the new lighting headquarters in early 2007 and lower implementation costs associated with the enterprise-wide business system. Cash outlays to acquire new businesses decreased $92.8 million in 2007 compared to 2006.
     Financing activities used $200.4 million of cash in 2007 compared to $139.6 million in 2006. During 2007, the Company repurchased approximately 3.6 million shares of its common stock for $193.1 million compared to 2.1 million shares repurchased in 2006 for $95.1 million. Net borrowings of short-term debt were $15.8 million in 2007 compared to net repayments of $8.9 million in 2006. Proceeds from stock options were $48.0 million in 2007 compared to $38.5 million in 2006.

2006 Compared to 2005
     Cash provided by operating activities in 2006 of $139.9 million was $44.2 million or 24% lower than cash provided by operating activities in 2005 primarily as a result of higher levels of inventory and accounts receivable. Cash used to fund an increase in inventory was $86.3 million in 2006 compared with $13.2 million in 2005. Accounts receivable balances increased by $30.7 million in 2006 compared to an increase of $16.9 million in 2005. Partially offsetting these increases were the lack of a contribution to our domestic, qualified, defined benefit pension plans in 2006 compared to a $28 million payment in 2005, and higher current liability balances resulting in a source of cash of approximately $13.3 million in 2006 compared to $2 million in 2005. Inventory balances increased in 2006 primarily due to a combination of business inefficiencies associated with the system implementation and new product launches. Higher accounts receivable were due to a higher level of sales in the fourth quarter of 2006 compared with the same period of 2005. Current liability balances in 2006 were higher than in 2005 primarily as a result of higher customer incentives and employee related compensation. Included within cash provided by operating activities were income tax benefits from employee exercises of stock options of $7.8 million in 2005.
     Cash flows from investing activities included capital expenditures of $86.8 million in 2006 compared to $73.4 million in 2005. The $13.4 million increase was attributed to higher expenditures primarily in connection with construction of the new lighting headquarters for which expenditures increased $14.2 million year-over-year. In addition, incremental investments in equipment were partially offset by $7.6 million of lower capital expenditures for software, principally related to the system implementation. Cash outlays to acquire new businesses totaled $145.7 million in 2006 compared to $54.3 million in 2005. Purchases and maturities/sales of investments provided net cash proceeds of $163.8 million in 2006 compared to net cash proceeds of $81.1 million in 2005. Proceeds from disposition of assets decreased to $0.6 million in 2006 compared to $14.6 million in 2005 with the prior year amount reflecting proceeds from a building sale in the Electrical segment.
     Financing cash flows used $139.6 million of cash in 2006 compared to $182.1 million in 2005. Cash used in 2005 reflected the repayment of $100.0 million of senior notes at maturity. Net repayments of short-term debt were $8.9 million in 2006 compared to net borrowings of $28.4 million in 2005. The prior year included borrowings related to international acquisitions and dividend repatriations. Purchases of common shares increased in 2006 to $95.1 million compared to $62.7 million in 2005. Proceeds from stock options were $38.5 million in 2006 compared to $32.8 million in 2005.
Investments in the Business
     We define investments in our business to include both normal expenditures required to maintain the operations of our equipment and facilities as well as expenditures in support of our strategic initiatives.
     Capital expenditures were $55.9 million for the year ending December 31, 2007. Additions to property, plant, and equipment were $55.1 million in 2007 compared to $79.6 million in 2006 as a result of lower investments made in buildings and equipment due to the completion of the new lighting headquarters. We capitalized $8 million and $26 million in 2007 and 2006, respectively, in connection with the new lighting headquarters. In 2007 and 2006, we capitalized $0.8 million and $14.1 million of software, respectively, primarily in connection with our business information system initiative (recorded in Intangible assets and other in the Consolidated Balance Sheet).
     In 2007, we spent a total of $52.9 million on acquisitions, including $0.7 million from a prior year acquisition. The 2007 acquisition of PCORE is expected to provide approximately $28 million of annual net sales to our Power segment. In 2006, we completed two business acquisitions, one in our Power segment and the other in our Electrical segment for a total of $145.7 million, net of cash acquired and including $0.2 million from a 2005 acquisition. All of these acquisitions are part of our core markets growth strategy.
     In 2007, we spent a total of $193.1 million on the repurchase of common shares compared to $95.1 million spent in 2006. These repurchases were executed under Board of Director approved stock repurchase programs which authorized the repurchase of our Class A and Class B Common Stock up to certain dollar amounts. In February 2007, the Board of Directors approved a stock repurchase program and authorized the repurchase of up to $200 million of the Company’s Class A and Class B Common Stock to be completed over a two year period. In December 2007, the Board of Directors approved a new stock repurchase program and authorized the repurchase of up to $200 million of Class A and Class B Common Stock to be completed over a two year period. This program will be implemented upon completion of the February 2007 program. Stock repurchases are being implemented through open market and privately negotiated transactions. The timing of such transactions depends on a variety of factors, including market conditions.

     Additional information with respect to future investments in the business can be found under “Outlook” within Management’s Discussion and Analysis.
Capital Structure
   Debt to Capital
     Net debt as disclosed below is a non-GAAP measure that may not be comparable to definitions used by other companies. We consider Net debt to be more appropriate than Total Debt for measuring our financial leverage as it better measures our ability to meet our funding needs.

	December 31,
	2007	2006
	(In millions)
Total Debt	$236.1	$220.2
Total Shareholders’ Equity	1,082.6	1,015.5

Total Capitalization	$1,318.7	$1,235.7

Debt to Total Capital	18%	18%

Cash and Investments	$116.7	$81.5

Net Debt (Total debt less cash and investments)	$119.4	$138.7

     Net debt defined as total debt less cash and investments decreased as a result of higher cash and investments in 2007 compared to 2006.
   Debt Structure

	December 31,
	2007	2006
	(In millions)
Short-term debt	$36.7	$20.9
Long-term debt	199.4	199.3

Total Debt	$236.1	$220.2

     At December 31, 2007, Short-term debt in our Consolidated Balance Sheet consisted of $36.7 million of commercial paper. Commercial paper is used to help fund working capital needs, in particular inventory purchases. At December 31, 2006, Short-term debt consisted of $15.8 million of commercial paper and $5.1 million of a money market loan. The money market loan was drawn down against a line of credit to borrow up to 5.0 million pounds sterling (U.S. $ equivalent at December 31, 2006 was $9.8 million).
     At December 31, 2007 and 2006, Long-term debt in our Consolidated Balance Sheet consisted of $200 million, excluding unamortized discount, of senior notes with a maturity date of 2012. These notes are fixed rate indebtedness, are not callable and are only subject to accelerated payment prior to maturity if we fail to meet certain non-financial covenants, all of which were met at December 31, 2007 and 2006. The most restrictive of these covenants limits our ability to enter into mortgages and sale-leasebacks of property having a net book value in excess of $5 million without the approval of the Note holders. In 2002, prior to the issuance of the $200 million notes, we entered into a forward interest rate lock to hedge our exposure to fluctuations in treasury interest rates, which resulted in a loss of $1.3 million in 2002. This amount was recorded in Accumulated other comprehensive income (loss) and is being amortized over the life of the notes.
     In October 2007, we entered into a revised five year, $250 million revolving credit facility to replace the previous $200 million facility which was scheduled to expire in October 2009. There have been no material changes from the previous facility other than the amount. The interest rate applicable to borrowings under the new credit agreement is either the prime rate or a surcharge over LIBOR. The covenants of the new facility require that shareholders’ equity be greater than $675 million and that total debt not exceed 55% of total capitalization (defined as total debt plus total shareholders’ equity). We were in compliance with all debt covenants at December 31, 2007 and 2006. Annual commitment fee requirements to support availability of the credit facility were not material. This facility is used as a backup to our commercial paper program and was unused as of December 31, 2007.
     Although these facilities are not the principal source of our liquidity, we believe these facilities are capable of providing adequate financing at reasonable rates of interest. However, a significant deterioration in results of operations or cash flows, leading to deterioration in financial condition, could either increase our future borrowing costs or restrict our ability to sell commercial paper in the open market. We have not entered into any other guarantees, commitments or obligations that could give rise to unexpected cash requirements.
Liquidity
     We measure our liquidity on the basis of our ability to meet short-term and long-term operational funding needs, fund additional investments, including acquisitions, and make dividend payments to shareholders. Significant factors affecting the management of liquidity are the level of cash flows from operating activities, capital expenditures, access to bank lines of credit and our ability to attract long-term capital with satisfactory terms.
     Normal internal cash generation from operations together with currently available cash and investments, available borrowing facilities, and an ability to access credit lines, if needed, are expected to be more than sufficient to fund operations, the current rate of dividends, capital expenditures, stock repurchases and any increase in working capital that would be required to accommodate a higher level of business activity. We actively seek to expand by acquisition as well as through the growth of our present businesses. While a significant acquisition may require additional borrowings, we believe we would be able to obtain financing based on our favorable historical earnings performance and strong financial position.
Pension Funding Status
     We have a number of funded and unfunded non-contributory U.S. and foreign defined benefit pension plans. Benefits under these plans are generally provided based on either years of service and final average pay or a specified dollar amount per year of service. The funded status of our qualified, defined benefit pension plans is dependant upon many factors including future returns on invested pension assets, the level of market interest rates, employee earnings and employee demographics.
     Effective December 31, 2006, the Company adopted the provisions of SFAS No. 158 which required the Company to recognize the funded status of its defined benefit pension and postretirement plans as an asset or liability in its Consolidated Balance Sheet. In 2007, the Company recorded a total credit to equity through Accumulated other comprehensive income, net of tax, related to pension and postretirement plans of $44.9 million, of which $42.0 million is related to pensions. In 2006, the Company recorded a total charge of $36.8 million, net of tax, of which $36.1 million is related to pension. Further details on the pretax impact of these items can be found in Note 11 — Retirement Benefits.
     Changes in the value of the defined benefit plan assets and liabilities will affect the amount of pension expense ultimately recognized. Although differences between actuarial assumptions and actual results are no longer deferred for balance sheet purposes, deferral is still required for pension expense purposes. Unrecognized gains and losses in excess of an annual calculated minimum amount (the greater of 10% of the projected benefit obligation or 10% of the market value of assets) are amortized and recognized in net periodic pension cost over our average remaining service period of active employees, which approximates 13-15 years. During 2007, we recorded $1.9 million of pension expense related to the amortization of these unrecognized losses. We expect to record $1.3 million of expense related to unrecognized losses in 2008.
     The actual return on our pension assets in the current year as well as the cumulative return over the past five and ten year periods has exceeded our expected return for the same periods. Offsetting these favorable returns has been a decline in long-term interest rates and a resulting increase in our pension liabilities. These declines in long-term interest rates have had a negative impact on the funded status of the plans. Consequently, we contributed approximately $28 million in 2007, $8 million in 2006 and $32 million in 2005 to both our foreign and domestic defined benefit pension plans. These contributions along with favorable investment performance of the plan assets have improved the funded status of all of our plans. We expect to make additional contributions of approximately $7 million to our foreign plans during 2008 and no contributions are expected to be made to the domestic defined benefit pension plans. This level of funding is not expected to have any significant impact on our overall liquidity.

Assumptions
     The following assumptions were used to determine projected pension and other benefit obligations at the measurement date and the net periodic benefit costs for the year:

	Pension Benefits		Other Benefits
	2007	2006	2007	2006
Weighted-average assumptions used to determine benefit obligations at December 31
Discount rate	6.41%	5.66%	6.50%	5.75%
Rate of compensation increase	4.58%	4.33%	N/A	N/A
Weighted-average assumptions used to determine net periodic benefit cost for years ended December 31
Discount rate	5.66%	5.45%	5.75%	5.50%
Expected return on plan assets	8.00%	8.00%	N/A	N/A
Rate of compensation increase	4.58%	4.33%	N/A	N/A
     At the end of each year, we estimate the expected long-term rate of return on pension plan assets based on the strategic asset allocation for our plans. In making this determination, we utilize expected rates of return for each asset class based upon current market conditions and expected risk premiums for each asset class. A one percentage point change in the expected long-term rate of return on pension fund assets would have an impact of approximately $6.1 million on 2008 pretax pension expense. The expected long-term rate of return is applied to the fair market value of pension fund assets to produce the expected return on fund assets that is included in pension expense. The difference between this expected return and the actual return on plan assets was recognized at December 31, 2007 for balance sheet purposes, but continues to be deferred for expense purposes. The net deferral of past asset gains (losses) ultimately affects future pension expense through the amortization of gains (losses) with an offsetting adjustment to Shareholders’ equity through Accumulated other comprehensive income.
     At the end of each year, we determine the discount rate to be used to calculate the present value of pension plan liabilities. The discount rate is an estimate of the current interest rate at which the pension plans’ liabilities could effectively be settled. In estimating this rate, we look to rates of return on high-quality, fixed-income investments with maturities that closely match the expected funding period of our pension liability. The discount rate of 6.5% which we used to determine the projected benefit obligation for our U.S. pension plans at December 31, 2007 was determined using the Citigroup Pension Discount Curve applied to our expected annual future pension benefit payments. An increase of one percentage point in the discount rate would lower 2008 pretax pension expense by approximately $2.4 million. A discount rate decline of one percentage point would increase pretax pension expense by approximately $5.4 million.
Other Post Employment Benefits (“OPEB”)
     We had health care and life insurance benefit plans covering eligible employees who reached retirement age while working for the Company. These benefits were discontinued in 1991 for substantially all future retirees with the exception of certain operations in our Power segment which still maintain a limited retiree medical plan for their union employees. These plans are not funded and, therefore, no assumed rate of return on assets is required. The discount rate of 6.5% used to determine the projected benefit obligation at December 31, 2007 was based upon the Citigroup Pension Discount Curve as applied to our projected annual benefit payments for these plans. In 2007 in accordance with SFAS No. 158 we recorded credits to Accumulated other comprehensive income within Shareholders’ equity, net of tax, of $2.9 million. In 2006, we recorded a charge of 0.7 million, net of tax, related to OPEB.
Off-Balance Sheet Arrangements
     Off-balance sheet arrangements are defined as any transaction, agreement or other contractual arrangement to which an entity that is not included in our consolidated results is a party, under which we, whether or not a party to the arrangement, have, or in the future may have: (1) an obligation under a direct or indirect guarantee or similar arrangement, (2) a retained or contingent interest in assets or (3) an obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements.
     We do not have any off-balance sheet arrangements as defined above which have or are likely to have a material effect on financial condition, results of operations or cash flows.

Contractual Obligations
     A summary of our contractual obligations and commitments at December 31, 2007 is as follows (in millions):

		Payments due by period
		Less than			More than
Contractual Obligations	Total	1 Year	1-3 Years	4-5 Years	5 Years
Debt obligations	$236.7	$36.7	$—	$200.0	$—
Expected interest payments	55.8	12.8	25.5	17.5	—
Operating lease obligations	57.9	12.6	18.2	7.0	20.1
Purchase obligations	134.2	125.7	7.7	0.8	—
Income tax payments	0.6	0.6	—	—	—
Obligations under customer incentive programs	25.2	25.2	—	—	—

Total	$510.4	$213.6	$51.4	$225.3	$20.1

     Our purchase obligations include amounts committed under legally enforceable contracts or purchase orders for goods and services with defined terms as to price, quantity, delivery and termination liability. These obligations primarily consist of inventory purchases made in the normal course of business to meet operational requirements, consulting arrangements and commitments for equipment purchases. Other long-term liabilities reflected in our Consolidated Balance Sheet at December 31, 2007 have been excluded from the table above and primarily consist of costs associated with retirement benefits. See Note 11 — Retirement Benefits in the Notes to Consolidated Financial Statements for estimates of future benefit payments under our benefit plans. As of December 31, 2007, we have $8.7 million of uncertain tax positions. We are unable to make a reasonable estimate regarding settlement of these uncertain tax positions, and as a result, they have been excluded from the table. See Note 13 — Income Taxes.
Critical Accounting Estimates
     Note 1 of the Notes to Consolidated Financial Statements describes the significant accounting policies used in the preparation of our financial statements.
Use of Estimates
     We are required to make assumptions and estimates and apply judgments in the preparation of our financial statements that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures. We base our assumptions, estimates and judgments on historical experience, current trends and other factors deemed relevant by management. We continually review these estimates and their underlying assumptions to ensure they are appropriate for the circumstances. Changes in estimates and assumptions used by us could have a significant impact on our financial results. We believe that the following estimates are among our most critical in fully understanding and evaluating our reported financial results. These items utilize assumptions and estimates about the effect of future events that are inherently uncertain and are therefore based on our judgment.
Revenue Recognition
     We recognize revenue in accordance with SEC Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” and the SEC revisions in SEC Staff Accounting Bulletin No. 104. Revenue is recognized when title to goods and risk of loss have passed to the customer, there is persuasive evidence of a purchase arrangement, delivery has occurred or services are rendered, the price is determinable and collectibility reasonably assured. Revenue is typically recognized at the time of shipment. Further, certain of our businesses account for sales discounts and allowances based on sales volumes, specific programs and customer deductions, as is customary in electrical products markets. These items primarily relate to sales volume incentives, special pricing allowances, and returned goods. This requires us to estimate at the time of sale the amounts that should not be recorded as revenue as these amounts are not expected to be collected in cash from customers. We principally rely on historical experience, specific customer agreements, and anticipated future trends to estimate these amounts at the time of shipment. Also see Note 1 — Significant Accounting Policies of the Notes to Consolidated Financial Statements.
Inventory Valuation
     We routinely evaluate the carrying value of our inventories to ensure they are carried at the lower of cost or market value. Such evaluation is based on our judgment and use of estimates, including sales forecasts, gross margins for particular product groupings, planned dispositions of product lines, technological events and overall industry trends. In addition, the evaluation is based on changes in inventory management practices which may influence the timing of exiting products and method of disposing of excess inventory.

     Excess inventory is generally identified by comparing future expected inventory usage to actual on-hand quantities. Reserves are provided for on-hand inventory in excess of pre-defined usage forecasts. Forecast usage is primarily determined by projecting historical (actual) sales and inventory usage levels forward to future periods. Application of this reserve methodology can have the effect of increasing reserves during periods of declining demand and, conversely, reducing reserve requirements during periods of accelerating demand. This reserve methodology is applied based upon a current stratification of inventory, whether by commodity type, product family, part number, stock keeping unit, etc. As a result of our lean process improvement initiatives, we continue to develop improved information concerning demand patterns for inventory consumption. This improved information is introduced into the excess inventory reserve calculation as it becomes available and may impact required levels of reserves.
Customer Credit and Collections
     We maintain allowances for doubtful accounts receivable in order to reflect the potential uncollectibility of receivables related to purchases of products on open credit. If the financial condition of our customers were to deteriorate, resulting in their inability to make required payments, we may be required to record additional allowances for doubtful accounts.
Capitalized Computer Software Costs
     We capitalize certain costs of internally developed software in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use”. Capitalized costs include purchased materials and services, and payroll and payroll related costs. General and administrative, overhead, maintenance and training costs, as well as the cost of software that does not add functionality to the existing system, are expensed as incurred. The cost of internally developed software is amortized on a straight-line basis over appropriate periods, generally five years. The unamortized balance of internally developed software is included in Intangible assets and other in the Consolidated Balance Sheet.
Employee Benefits Costs and Funding
     We sponsor domestic and foreign defined benefit pension, defined contribution and other postretirement plans. Major assumptions used in the accounting for these employee benefit plans include the discount rate, expected return on the pension fund assets, rate of increase in employee compensation levels and health care cost increase projections. These assumptions are determined based on Company data and appropriate market indicators, and are evaluated each year as of the plans’ measurement date. Further discussion on the assumptions used in 2007 and 2006 are included above under “Pension Funding Status” and in Note 11 — Retirement Benefits in the Notes to Consolidated Financial Statements.
Taxes
     We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” and FASB Interpretation No. (“FIN”) 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”. SFAS No. 109 requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax basis of recorded assets and liabilities. SFAS No. 109 also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The factors used to assess the likelihood of realization of deferred tax assets are the forecast of future taxable income and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income can affect the ultimate realization of net deferred tax assets.
     We operate within multiple taxing jurisdictions and are subject to audit in these jurisdictions. The IRS and other tax authorities routinely review our tax returns. These audits can involve complex issues, which may require an extended period of time to resolve. In accordance with FIN 48, effective January 1, 2007, the Company records uncertain tax positions only when it has determined that it is more-likely-than-not that a tax position will be sustained upon examination by taxing authorities based on the technical merits of the position. The Company uses the criteria established in FIN 48 to determine whether an item meets the definition of more-likely-than-not. The Company’s policy is to recognize these tax benefits when the more-likely-than-not threshold is met, when the statute of limitations has expired or upon settlement. In management’s opinion, adequate provision has been made for potential adjustments arising from any examinations.
Contingent Liabilities
     We are subject to proceedings, lawsuits, and other claims or uncertainties related to environmental, legal, product and other matters. We routinely assess the likelihood of an adverse judgment or outcome to these matters, as well as the range of potential losses. A determination of the reserves required, if any, is made after careful analysis, including consultations with outside advisors, where applicable. The required reserves may change in the future due to new developments.

Valuation of Long-Lived Assets
     Our long-lived assets include land, buildings, equipment, molds and dies, software, goodwill and other intangible assets. Long-lived assets, other than goodwill and indefinite-lived intangibles, are depreciated over their estimated useful lives. We review depreciable long-lived assets for impairment to assess recoverability from future operations using undiscounted cash flows. For these assets, no impairment charges were recorded in 2007 or 2006, except for certain assets affected by the Lighting Program as discussed under “Special Charges” within this Management’s Discussion and Analysis and in Note 2 — Special Charges of the Notes to Consolidated Financial Statements.
     Goodwill and indefinite-lived intangible assets are reviewed annually for impairment unless circumstances dictate the need for more frequent assessment under the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. The identification and measurement of impairment of goodwill involves the estimation of the fair value of reporting units. The estimates of fair value of reporting units are based on the best information available as of the date of the assessment, which primarily incorporates certain factors including our assumptions about operating results, business plans, income projections, anticipated future cash flows, and market data. Future cash flows can be affected by changes in industry or market conditions or the rate and extent to which anticipated synergies or cost savings are realized from newly acquired entities and therefore certain uncertainty. The identification and measurement of impairment of indefinite-lived intangible assets involves testing which compares carrying values of assets to the estimated fair values of assets. When appropriate, the carrying value of assets will be reduced to estimated fair values.
Forward-Looking Statements
     Some of the information included in this Management’s Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this Form 10-K and in the Annual Report attached hereto, which does not constitute part of this Form 10-K, contain “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on our reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are forward looking. Forward-looking statements may be identified by the use of words, such as “believe”, “expect”, “anticipate”, “intend”, “depend”, “should”, “plan”, “estimated”, “could”, “may”, “subject to”, “continues”, “growing”, “prospective”, “forecast”, “projected”, “purport”, “might”, “if”, “contemplate”, “potential”, “pending,” “target”, “goals”, “scheduled”, “will likely be”, and similar words and phrases. Discussions of strategies, plans or intentions often contain forward-looking statements. Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include, but are not limited to:
•	Changes in demand for our products, market conditions, product quality, product availability adversely affecting sales levels.

•	Changes in markets or competition adversely affecting realization of price increases.

•	Failure to achieve projected levels of efficiencies, cost savings and cost reduction measures, including those expected as a result of our lean initiative and strategic sourcing plans.

•	The expected benefits and the timing of other actions in connection with our enterprise-wide business system.

•	Availability and costs of raw materials, purchased components, energy and freight.

•	Changes in expected or future levels of operating cash flow, indebtedness and capital spending.

•	General economic and business conditions in particular industries or markets.

•	Regulatory issues, changes in tax laws or changes in geographic profit mix affecting tax rates and availability of tax incentives.

•	A major disruption in one of our manufacturing or distribution facilities or headquarters, including the impact of plant consolidations and relocations.

•	Changes in our relationships with, or the financial condition or performance of, key distributors and other customers, agents or business partners could adversely affect our results of operations.

•	Impact of productivity improvements on lead times, quality and delivery of product.

•	Anticipated future contributions and assumptions including changes in interest rates and plan assets with respect to pensions.

•	Adjustments to product warranty accruals in response to claims incurred, historical experiences and known costs.

•	Unexpected costs or charges, certain of which might be outside of our control.

•	Changes in strategy, economic conditions or other conditions outside of our control affecting anticipated future global product sourcing levels.

•	Ability to carry out future acquisitions and strategic investments in our core businesses and costs relating to acquisitions and acquisition integration costs.

•	Future repurchases of common stock under our common stock repurchase programs.

•	Changes in accounting principles, interpretations, or estimates.

•	The outcome of environmental, legal and tax contingencies or costs compared to amounts provided for such contingencies.

•	Adverse changes in foreign currency exchange rates and the potential use of hedging instruments to hedge the exposure to fluctuating rates of foreign currency exchange on inventory purchases.

•	Other factors described in our SEC filings, including the “Business” and “Risk Factors” Section in the 2007 Annual Report on Form 10-K for the year ended December 31, 2007.
     Any such forward-looking statements are not guarantees of future performance and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements. The Company disclaims any duty to update any forward-looking statement, all of which are expressly qualified by the foregoing, other than as required by law.